Exhibit 10.29

AMENDMENT

TO

THE GAP, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, The Gap, Inc. (the “Company”) maintains The Gap, Inc. Executive Deferred Compensation Plan (the “Plan”), as amended and restated effective January 1, 1999; and

WHEREAS, the Plan previously has been amended; and

WHEREAS, further amendment of the Plan now is considered desirable to provide for the merger of the Plan into The Gap, Inc. Deferred Compensation Plan (prior to March 2, 2009 known as the Gap Inc. Supplemental Deferred Compensation Plan);

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company under Section 9.2 of the Plan, and in exercise of the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Company dated November 19, 2008, the Plan is hereby amended by adding a new Supplement A to the Plan, in the form attached hereto.

*        *        *

IN WITNESS WHEREOF, the undersigned officer has executed this amendment on behalf of the Company, this 24th day of November, 2008.

THE GAP, INC.

By:	/s/ Williams Tompkins
Sr. Vice President, Total Rewards

APPENDIX A

Special Provisions Relating to the Merger of

The Gap, Inc. Executive Deferred Compensation Plan into

The Gap, Inc. Deferred Compensation Plan

(prior to March 2, 2009 known as the

Gap Inc. Supplemental Deferred Compensation Plan)

A-1. Introduction. The Gap, Inc. (the “Company”) maintains the Plan and The Gap, Inc. Deferred Compensation Plan (prior to March 2, 2009 known as the Gap Inc. Supplemental Deferred Compensation Plan) (“SDCP”) for the benefit of certain of its eligible employees. Effective as of the beginning of business on March 2, 2009 (the “Merger Date”), the Plan shall be merged into, and continued in the form of, the SDCP.

A-2. Participation. Each Plan Participant who had an account balance on the last business day prior to the Merger Date shall automatically become a participant in the SDCP on the Merger Date, to the extent he had not already begun participating in the SDCP prior to the Merger Date.

A-3. Merger. Effective on the Merger Date, the Plan shall be merged into the SDCP. The merger into the SDCP and the transfer of notional amounts shall comply with the American Jobs Creation Act of 2004, as amended, and section 409A of the Internal Revenue Code, to the extent deemed necessary and desirable by the Company.

A-4. Transfer of Accounts. All notional amounts credited to notional accounts maintained under the Plan for Participants shall be adjusted as of the Merger Date in accordance with the terms of the Plan. The net credit balances in such notional accounts, as adjusted, shall be transferred to the SDCP and credited as of the Merger Date to the corresponding notional accounts already maintained for SDCP Participants in the same amounts as the Participants’ notional accounts had been invested under the Plan, to the extent determined by the Investment Committee and, at the discretion of the Investment Committee, as directed by the Participant.